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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Schramm                  Carl                  J.
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   (Last)               (First)              (Middle)

c/o OptiCare Health Systems, Inc.
87 Grandview Ave.
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                        (Street)

Waterbury, CT 06708
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   01/20/00

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3. IRS Identification Number of Reporting Person if an entity (voluntary)



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4. Issuer Name and Ticker or Trading Symbol

   OptiCare Health Systems, Inc. (OPT)

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                          (Over)
                                                                 SEC 1473 (7/96)

                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7/96)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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Stock Option              1/20/01     1/20/10         Common Stock        3,334         3.875             D
(right to buy)
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Stock Option              1/20/02     1/20/10         Common Stock        3,333         3.875             D
(right to buy)
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Stock Option              1/20/03     1/20/10         Common Stock        3,333         3.875             D
(right to buy)
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Explanation of Responses:


              /s/ Carl J. Schramm                                1/26/00
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              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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                                                                 SEC 1473 (7/96)